Exhibit 99.1

LightPath Technologies transfers stock listing to

Nasdaq SmallCap Market; completes registration of

recent private placement shares with the SEC

For Immediate Release

(April 1, 2004) Orlando, FL. LightPath Technologies, Inc. (Nasdaq SmallCap: LPTH - News), manufacturer and integrator of families of precision molded aspheric optics, GRADIUM® glass products, high performance fiber-optic collimators and isolators, announced today that the Nasdaq Stock Market has approved the Company’s application to transfer its listing to the Nasdaq SmallCap Market and that it had completed the registration with the Securities and Exchange Commission of the shares the company sold in February to a group of private investors.

Transfer To SmallCap Market:

The Nasdaq Stock Market approved the transfer of our stock listing to the Nasdaq SmallCap Market yesterday. The transfer will be effective at the start of trading on Monday, April 5, 2004. The Company’s ticker symbol will remain the same (“LPTH”).

Registration of Private Placement Shares

The Company also announced that the Securities and Exchange Commission has declared the Company’s Form S-3 filing of March 22, 2004 to be effective as of March 29, 2004 at 11:00 am. This action registers the shares that were sold to a group of private investors in February 2004 to permit them to be traded without restriction in public markets.

About LightPath:

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq SmallCap Market under the stock symbol LPTH, effective April 5, 2004.

Contacts:	Ken Brizel, President & CEO, or Monty Allen, CFO
LightPath Technologies, Inc. (407) 382-4003
Internet: www.lightpath.com

This news release includes statements which constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission.

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